Exhibit 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The balance sheet as of March 31, 2022, and the statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2022, of Encision Inc. (the “financial statements”), included in Part IV of the form 10-K for the fiscal year ended March 31, 2022, have been audited by Gries & Associates, LLC, independent auditors registered with the PCAOB, as stated in our report appearing herein.

Denver, Colorado

PCAOB Firm #6778

July 12, 2022